DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.380)

Important: Read attached instructions before completing form. ABOVE SPACE IS FOR OFFICE USE ONLY

**Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.380 - Before Issuance of Stock)**

1. Name of corporation: **Certiorari Corporation**

2. The articles have been amended as follows (provide article numbers, if available):

Article 1 is deleted in its entirety and amended as follows:

1. The name of the corporation is Emys Salsa Aji Distribution Company, Inc.

3. The undersigned declare that they constitute **at least two-thirds** of the incorporators ☐, **or** of the board of directors ☒ (check one box only)

4. Effective date of filing (optional): ____________
(must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures*:

Signature ____________ Signature ____________

* If more than two signatures, attach an 8 ½ x 11 plain sheet with the additional signatures.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.